Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made on November 22, 2025 between Solésence, Inc., a Delaware corporation, with its corporate offices in Romeoville, Illinois (“SLSN” or “Company”) and Jess Jankowski, a sole proprietor with his offices in Elkhorn, Wisconsin (“Consultant”).

1.              Consulting Services. Consultant will use his experience and expertise, acquired through his years of service as the Company’s principal executive and financial officer, to provide SLSN with consulting services pertaining to management, financial records, SEC filings, and related matters of the Company (the “Services”). SLSN will request the Services, as the Company determines they are needed and upon reasonable notice to Consultant, through the Chair of its Board of Directors or such Company officers as the Chair may designate from time to time during the Term.

2.              Fees. SLSN will pay Consultant a fee of $177.00 per hour for the Services, with payment provided by ACH within 21 days of SLSN approving an invoice submitted by Consultant. Invoices shall be submitted on at least a monthly basis.

3.              Expenses. Consultant will be responsible for all his expenses related to providing the Services unless SLSN gives written approval of any such expense in advance of it being incurred by Consultant.

4.              Term and Its Termination. The Term of this Agreement will begin on November 22, 2025. The Term will end: (a) upon Consultant providing a total of 80 hours of Services; or (b) at such earlier time that SLSN provides Consultant with 5 days prior written notice; but (c) in no event later than November 21, 2026. The provisions of Sections 7, 8, and 9 will survive termination of the Agreement.

5.              Independent Contractor.

a.              Consultant’s relationship to SLSN will be that of an independent contractor. In performing his Services, Consultant at all times will maintain his own identity as separate from the Company. Nothing in this Agreement is intended to constitute an employer/employee relationship between Consultant and SLSN. Consultant and the Company acknowledge that: (i) Consultant will be solely responsible for and pay all taxes on Consultant’s fees received under this Agreement; and (ii) under this Agreement, Consultant will not receive or be eligible for any retirement, welfare, or other benefits that the Company provides to its employees. Nonetheless, SLSN and Consultant acknowledge that apart from this Agreement, Consultant may be receiving certain Severance Payments and COBRA insurance premium reimbursement from the Company under that certain Separation Agreement and Release between Mr. Jankowski and SLSN (“Separation Agreement”).

b.              Consultant will not be subject to SLSN's control in providing his Services under this Agreement. Consultant is not required to perform his Services during any fixed hours because he will determine his own working hours. Consultant may provide his Services on SLSN’s premises from time to time, as agreed by Consultant and the Company.

Consultant confirms that SLSN need not provide him with any training to perform his Services under this Agreement.

6.              Insurance. While providing his Services to the Company, Consultant will maintain and pay for his own workers compensation insurance and automobile liability insurance, with such limits as are necessary to fully protect Consultant, SLSN, and its directors, officers, and employees against all claims of any kind arising from Consultant incurring an injury while performing his Services or operating a motor vehicle in connection with Consultant’s Services provided under this Agreement. Upon the Company’s request, Consultant will provide SLSN with insurance certificates confirming Consultant's compliance with his obligations under this Section 6.

7.              Confidentiality And Other Restrictive Covenants. Except for disclosures authorized by SLSN’s prior written consent, Consultant agrees to keep confidential from any third party all non-public information relating to the Company, including its trade secrets and other intellectual property, and its financial, marketing, business, and strategic plans which were accessible or disclosed to Consultant by SLSN, in written, oral or tangible form, regardless of format (“Confidential Information”). Consultant agrees to use the Confidential Information solely for the Company’s benefit. Consultant acknowledges that during the period continuing through the third business day after SLSN files its report with the SEC on Form 10-Q for the first quarter of 2026, (a) his possession of Confidential Information makes him subject to SLSN’s Insider Trading Policy, (b) he agrees to comply with that Policy, and (c) for 12 months after the preceding period, (i) he will not transact in the Company’s securities if he possesses any material non-public information about SLSN, and (ii) he must obtain authorization from SLSN’s Insider Trading Compliance Officer before transacting in the Company’s securities. Consultant also reaffirms and promises to comply with his obligations of Confidentiality, Non-Competition, and Non-Solicitation as provided under the Separation Agreement. Consultant’s obligations under this Section 7 do not prevent him from providing information to any governmental agency or as otherwise required under applicable law.

8.              Work Product. Consultant agrees that all his Work Product will be SLSN’s exclusive property and may not be used for, submitted or released to, any third party without the Company’s prior written consent. “Work Product” means any inventions, documents, or tangible information developed or conceived entirely or partly by Consultant: (a) relating to providing the Services, or (b) while using the Company’s Confidential Information. Consultant acknowledges that all Work Product is and will remain SLSN’s sole property as “work for hire,” as defined under copyright law. Consultant irrevocably assigns and transfers all right, title, and interest in such Work Product to the Company.

9.              Return of Confidential Information. Upon the earlier of (a) the date when the Term of this Agreement ends, or (b) the Company’s request, Consultant will return to SLSN all its Confidential Information (including all excerpts, summaries, copies, and drafts) in every form or media in Consultant’s possession or control.

10.          Future Cooperation. Upon SLSN’s request, Consultant agrees to make himself available, provide truthful information, and otherwise cooperate in any reasonable manner the Company may request, in any investigations, legal claims, or other matters concerning anything related to his Services under this Agreement.

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11.          Applicable Law. This Agreement will be governed by the laws of the State of Illinois, without regard to its conflict of law principles. Consultant agrees that any action or legal proceeding in connection with this Agreement shall be filed and litigated exclusively in the federal District Court in Chicago, Illinois or the state Circuit Court in Cook County or Will County, Illinois. Consultant consents to personal jurisdiction in the preceding courts for any legal proceeding arising from the Services or this Agreement.

12.           Entire Agreement. This Agreement, together with the other agreements referenced in it, are the exclusive and final statement of the parties’ understanding about the subject matters of this Agreement. It supersedes all negotiations and any other written or oral agreements between the parties about the subject matters of this Agreement. No modification of this Agreement will be valid unless it is in writing and signed by both parties.

13.           Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original. Electronic signatures will be as effective as originals.

14.           Notices. Any notice required under this Agreement must be in writing and either personally delivered, sent by a reputable overnight courier service, or by email to the recipient at the address indicated below (or such other address as a party provides in keeping with this Section). Such notice shall be deemed to have been given when so personally delivered, or one day after deposit if sent by courier, or when confirmed received if sent by email.

If to the Company:	If to Consultant:
Janet Whitmore Chair, Board of Directors Solésence, Inc. 1319 Marquette Drive Romeoville, Illinois 60446 janetwhitmore@me.com	Jess Jankowski N7189 Sylvan Lane Elkhorn, Wisconsin 53121 jjankowski@solesence.com

15.           Severability. Any provision of this Agreement held unenforceable in any jurisdiction will not affect enforceability of the remaining provisions of the Agreement.

SOLÉSENCE, INC.	CONSULTANT

By: /s/ Janet Whitmore	/s/ Jess Jankowski
Janet Whitmore	Jess Jankowski
Chair, Board of Directors

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